Exhibit 11

                 JAMES RIVER CORPORATION of Virginia

                  COMPUTATION OF EARNINGS PER SHARE
    For the Quarters (13 Weeks) and Nine Months (39 Weeks) Ended
              September 24, 1995 and September 25, 1994
              (in thousands, except per share amounts)

                                     Third Quarter          Nine Months
PRIMARY:                            1995      1994        1995      1994

Net earnings (loss)
applicable to common shares      $21,651  $(14,541)    $56,271  $(25,130)

Weighted average number of
common shares and common share
equivalents:

  Common shares outstanding       83,358    81,686      82,394    81,663

  Issuable upon exercise of
  outstanding stock options
  and pursuant to a deferred
  stock award plan                 3,746                 4,111

  Less assumed acquisition of
  common shares, using proceeds
  from stock options and the
  impact of a deferred
  stock award plan, under
  the treasury stock method       (2,316)               (2,990)


                                  84,788    81,686      83,515    81,663

Primary earnings (loss) per
  common share                      $.25     $(.18)       $.67     $(.31)


Exhibit 11 (continued)

                 JAMES RIVER CORPORATION of Virginia

                  COMPUTATION OF EARNINGS PER SHARE
    For the Quarters (13 Weeks) and Nine Months (39 Weeks) Ended
              September 24, 1995 and September 25, 1994
              (in thousands, except per share amounts)

                                       Third Quarter        Nine Months
FULLY DILUTED:                        1995      1994       1995     1994

Net earnings (loss) applicable
  common shares                    $21,651  $(14,541)   $56,271 $(25,130)

Weighted average number of
common shares and common share
equivalents:

  Common shares outstanding         83,358    81,686     82,394  81,663

  Issuable upon exercise of
  outstanding stock options
  and pursuant to a deferred
  stock award plan                   3,748                4,996

  Less assumed acquisition of
  common shares, using proceeds
  from stock options and the
  impact of a deferred stock
  award plan, under the treasury
  stock method                      (2,282)              (3,219)


                                    84,824    81,686     84,171  81,663

Fully diluted earnings (loss)
  per common share                    $.25     $(.18)      $.67   $(.31)

Exhibit 11 (continued)

                 JAMES RIVER CORPORATION of Virginia

                  NOTES TO COMPUTATIONS OF EARNINGS
                              PER SHARE


      Primary earnings per common share is computed by dividing net income, after deducting dividends on outstanding preferred shares, by the weighted average number of common shares and dilutive common share equivalents outstanding during the period. Common share equivalents consist of shares issuable pursuant to stock options and a deferred stock award plan, and are calculated using an average market price for the period.

      Fully diluted earnings per common share is computed using the same method as for the primary computation except that (i) common share equivalents are computed using the higher of the market price at the end of the period or the average market price for the period, and (ii) the average number of common shares and dilutive common share equivalents outstanding is increased by the assumed conversion, if dilutive, of the Company's Series K $3.375 Cumulative Convertible Exchangeable Preferred Stock, its Series L $14.00 Cumulative Convertible Exchangeable Preferred Stock, its Series N $14.00 Cumulative Convertible Exchangeable Preferred Stock, and its Series P 9% Cumulative Convertible Preferred Stock. No conversions of any of the convertible preferred stocks have been assumed for the periods presented, as such conversions are not dilutive.